Exhibit 99.1
CEO Remarks - 2023 Annual Meeting
Good morning, everyone, and thanks for being here. I’m Jeff Brown, CEO of Ally Financial, and I’m excited to welcome you to our 2023 annual shareholder meeting.
In 2022, we continued to execute against our long-term strategic priorities and generated solid results across all of our businesses. In a fluid and uncertain market backdrop, overshadowed by geopolitical tension, persistent inflation, and the lasting impacts of COVID-19, and a rapidly changing interest rate environment, we stayed true to our core values and purpose-driven “Do It Right” culture, to continue delivering for our customers, employees, communities, and shareholders.
Going into 2022 I put forth a couple key themes to our teammates recognizing the world is ever-changing. #1: Embrace Disruptive Forces and #2: See Around Corners. I’m proud of our teammates across Ally for embracing these mantras. As we navigated an evolving macro landscape, I also asked our teammates to ‘Focus On What You Can Control’, and it’s been motivating to me, the leadership team, and our board of directors to witness the commitment of our teammates and continuous focus to care for all the constituents we serve.
I strongly believe taking care of your people drives business results. When you take care of your people, they in turn take care of your customers and communities, driving long-term value for shareholders.
For our employees, we increased the minimum wage for the second time in as many years, making an impact for thousands of our teammates on the front lines – the very people we entrust to serve our customers. For the fourth year in a row, we granted 100 shares of restricted stock units to every employee, further ingraining an owner’s mindset and strengthening our inclusive culture.
The investments we’ve made and our focus on culture has resulted in a highly engaged workforce. We’re in the top 10 percent of companies when it comes to employee engagement and over 50% of our workforce is active in at least one of our employee resource groups. By prioritizing our “Do It Right’ culture, results have followed, evidenced by Ally earning a spot for the first time ever on Fortune’s Top 100 Companies to Work For – simply remarkable. And just last night, we were recognized again by Diversity Inc. for a Top 50 Company in the United States, increasing six spots from where we ranked last year. Culture is a living and breathing creature – it must be cared for and nurtured daily. It is not about any one person; it is about the collective power of the people inside the company. We are deliberate about talking about culture and focusing on the health of our culture. It is what makes Ally unique.
Our 11,500 plus teammates continued to serve the communities in which we live and work. Our teammates volunteered nearly 44,000 hours and supported over 1,700 organizations through grants and volunteerism for causes they support.
We celebrated our fourth year of Moguls in the Making in partnership with the Thurgood Marshall College Fund – and since the program’s inception, we’ve extended internships to 43 students and have welcomed 11 into our Ally family full-time.
We’re making a real impact in underserved communities with a focus on economic mobility and financial literacy. We pledged $2 million to the Charlotte Talent Initiative at Queens University and Atrium Health Foundation. Through these programs, we’re making a difference in the lives of people with economically disadvantaged backgrounds.
We also continued to advance our commitment to the environment – in 2021, we appointed a Sustainability Executive and introduced Green Teams; and in 2022, Green Teams volunteered over 2,000 hours for initiatives that move us towards our goal of reducing emissions and transitioning to a lower carbon economy. Additionally, we submitted our second climate change questionnaire and achieved carbon neutrality for Scope 1 and Scope 2 emissions for 2021, and we’re committed to ongoing transparency and accountability in alignment with TCFD in this space going forward.
Social impact and environmental sustainability are vital to our purpose as a company, and I’m energized by the lasting impacts we’ll make in our communities for generations to come.
Taking care of our customers is critical to our long-term success. Our purpose is in our name – to be an Ally to everyone we serve.
In 2022, we introduced CoverDraft, which provides a no fee overdraft allowance to qualifying customers on debit transactions up to a certain amount, building upon our industry-leading decision to eliminate overdraft fees in 2021. We launched early direct deposit, giving customers access to qualifying paychecks up to two days early, as well as new wealth management products, making human advisory more accessible by lowering the barriers to entry.
During Hurricane Ian, we supported dealers through proactive outreach and helped mitigate potential losses – we continuously look for ways to differentiate our product offerings and remain a true partner for our dealer customers.
Our customer-centric strategy, focused on delivering differentiated products and services through constant innovation, exemplifies our commitment to be a relentless financial ally for our customers.

Exhibit 99.1
Now, I’ll spend a few minutes highlighting 2022 results and how we’re positioned to manage a dynamic operating environment.
•Revenues of $8.7 billion1, Core net income of $1.9 billion1, adjusted earnings of over $6 per share1 and Core ROTCE, excluding AOCI of 16%1.
•We also completed $1.7 billion in share repurchases, and since we began our buyback programs in 2016, we’ve distributed $8.6 billion to shareholders through repurchases and dividends, reducing shares outstanding by 38%.
•We reached 11 million customers and 23,000 auto dealerships2.
•2.7 million retail deposit customers with $138 billion of high-quality deposits.
•Consumer auto originations of $46.4 billion with compelling risk adjusted returns and our 5th consecutive year of written premiums above $1 billion in our insurance business.
•We demonstrated continued momentum in our complementary Home and Invest businesses where over 50% of new activity is from existing Ally Bank depositors.
•Balanced growth in our unsecured lending verticals is creating long-term opportunity to deepen customer relationships and diversify our earnings profile.
•We also had steady loan growth in our Corporate Finance business reaching $10 billion in held-for-investment loans.
Our 2022 results demonstrate years of steady execution and our ability to adapt to changing market environments, reflecting our long-term approach to running our businesses and managing our balance sheet.
Our Auto and Insurance businesses continue to demonstrate strength and scale and we’ve seen increased customer engagement across our consumer product offerings, growing the firm’s long-term intrinsic value.
Our investments in brand and technology position us to remain competitive for years to come. 2022 saw the highest year-over-year growth of Ally’s category brand awareness, approximately seven times higher than our average. We grew consideration for the Ally brand by 20% during 2022 and reached 85% customer satisfaction3.
As a leader in digital financial services, much of our customer and employee experience is powered by technology. Technology enables our business to efficiently scale and supports our suite of solutions to meet customer needs. In 2022, we continued to invest across cyber security, engineering, and data. Each year, we aim to shift investment and resources from ‘running the business’ to ‘growing the business’ and with these investments we’re deepening value for our customers as consumer preferences continue to evolve.
Recent events within the banking sector have highlighted the consequences of not appropriately managing your balance sheet, and specifically liquidity risk position, with a long-term perspective. Our consumer deposits franchise, which is over 90% FDIC insured, and strong levels of liquidity and capital, serve as a source of strength for us during times of market volatility. Our consumer deposits grew during the first quarter of 2023. Our customer retention remained strong at 96%. And we welcomed the most new customers in any one quarter since we launched the brand. With compelling rates and industry leading digital and technology capabilities, we demonstrated how our model can accelerate in periods of market stress. We have over $138 billion in retail deposit funding – we care for every one of those dollars and relationships behind them. The value of our deposits business has never been greater and will be a source of strength in positioning the company in the years ahead.
Our balance sheet was built through strategic actions to withstand a variety of economic scenarios. We’re core funded with high-quality deposits, our total available liquidity4 is 3.6x the balance of uninsured deposits, and we maintain $3.5 billion of excess capital above required minimums at the end of the first quarter.
As the regulatory landscape evolves, our short duration balance sheet will allow us to adapt, remain balanced, and position ourselves to continue serving our customers while generating long-term value for our shareholders. While the auto finance market has battled a difficult tone in the markets, we are confident and bullish on the business outlook. Credit is normalizing as expected, and the business is generating some of the most powerful ROEs in all of banking – we believe this will fuel compelling investor returns over the coming years.
2023 has already shown it will be yet another year filled with uncertainty. Our teammates are well prepared to handle near-term challenges while remaining focused on delivering long-term value. Our leading position in Auto and Deposits continues to generate solid consolidated earnings and we see compelling growth opportunities across the company. At the core of our business is a disciplined approach to risk management and I view our ability to underwrite and manage credit risk as our most critical core competency. Dynamic capital allocation is a key component of our long-term strategy to deliver strong returns and add value for all of our shareholders, and we aim to be good stewards of capital.
1 Non-GAAP financial measure. See Financial Reconciliations later in this document for the calculation methodology.
2 ‘Active US Dealers’ defined as all dealers who utilize one or more of Ally’s products including consumer & commercial lending, SmartAuction or Commercial Services Group and excludes RV Commercial & Consumer lines of business exited in 2Q 2018.
3 Ally customer satisfaction sourced from the Ally Relationship survey.
4 Total available liquidity defined as cash and cash equivalents, FHLB unused pledged borrowing capacity and unencumbered highly liquid securities. Excludes (i) estimated incremental funding capacity if securities were pledged to Bank Term Funding Program at par relative to market value (~$3.2B) and (ii) Fed Discount Window based on pledged collateral ($2.1B) as of 3/31/23.

Exhibit 99.1
Maintaining a purpose driven culture is even more important in periods of heightened uncertainty, and we must live our name and be an ally now more than ever. We’re going to take care of our people, our communities, and our customers through the cycle – and of course we believe this focus will take care of you, our trusted shareholders. Staying true to our name and promise is the reason for our past success and will guide us in the years to come.
Before I wrap up, I want to thank my management team and every Ally teammate that embodies our mantra to “Do It Right” while consistently delivering against our long-term objectives. Thank you for taking care of our company.
I’d also like to thank the board of directors for their guidance and support.
Lastly, I’d like to thank our valued shareholders for their support of Ally. I remain incredibly proud to lead our company, and with an emphasis on essentialism and focused execution, we’ll continue to deliver against the same values and priorities that have served us well over the past several years.
I thank you all for taking the time to join Ally’s shareholder meeting today and thank you for your interest in Ally.

Exhibit 99.1
Financial Reconciliations
Adjusted earnings per share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core original issue discount (OID), (3) adjusts for tax-effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, (4) change in fair value of equity securities, (5) excludes significant discrete tax items that do not relate to the operating performance of the core businesses, and adjusts for preferred stock capital actions that have been taken by the company to normalize its capital structure, as applicable for respective periods.

Adjusted Earnings Per Share (Adjusted EPS)
	FY 2022	FY 2021	FY 2020
GAAP EPS (diluted)	$5.03	$8.22	$2.88
Discontinued operations, net of tax	0.00	0.01	0.00
Core OID, net of tax	0.10	0.08	0.07
Change in fair value of equity securities, net of tax	0.53	0.02	(0.06)
Repositioning items, net of tax	0.19	0.49	0.13
Significant discrete tax items	0.20	(0.21)	—
Capital actions (series A & G)	—	—	—
Adjusted EPS	$6.06	$8.61	$3.03
Core net income attributable to common shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core return on tangible common equity (ROTCE) and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core net income attributable to common shareholders adjusts GAAP net income attributable to common shareholders for discontinued operations net of tax, tax-effected Core OID expense, tax-effected repositioning and other primarily related to the extinguishment of high-cost legacy debt and strategic activities and significant other, preferred stock capital actions, significant discrete tax items and tax-effected changes in equity investments measured at fair value, as applicable for respective periods.
Core return on tangible common equity (ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net deferred tax assets (DTA). Ally’s Core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for significant discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.
1.In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, tax-effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, change in fair value of equity securities, significant discrete tax items, and preferred stock capital actions, as applicable for respective periods.
2.In the denominator, GAAP shareholder’s equity is adjusted for goodwill and identifiable intangibles net of deferred tax liabilities (DTL), Core OID balance, and net DTA.

Exhibit 99.1

Core Return on Tangible Common Equity (Core ROTCE)
Numerator ($ millions)		FY 2022	FY 2021	FY 2020
GAAP net income attributable to common shareholders		$1,604	$3,003	$1,085
Discontinued operations, net of tax		1	5	1
Core OID		42	38	36
Repositioning items		77	228	50
Change in fair value of equity securities		215	7	(29)
Tax on Core OID & change in fair value of equity securities		(70)	(57)	(1)
Significant discrete tax items & other		61	(78)	—
Core net income attributable to common shareholders	[a]	$1,929	$3,146	$1,141
Denominator (Average, $ billions)
GAAP shareholder's equity		$14.3	$16.2	$14.1
Preferred equity		(2.3)	(1.4)	—
Goodwill & identifiable intangibles, net of deferred tax liabilities (DTL)		(0.9)	(0.5)	(0.4)
Tangible common equity		$11.1	$14.4	$13.7
Core OID balance		(0.9)	(1.0)	(1.0)
Net deferred tax asset (DTA)		(0.8)	(0.5)	(0.1)
Normalized common equity	[b]	$9.4	$12.9	$12.6

Core Return on Tangible Common Equity	[a] / [b]	20.5%	24.3%	9.1%
Net financing revenue excluding core OID is calculated using a non-GAAP measure that adjusts net financing revenue by excluding Core OID. The Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. Management believes net financing revenue ex. Core OID is a helpful financial metric because it enables the reader to better understand the business' ability to generate revenue.

Original Issue Discount Amortization Expense
($ millions)	FY 2022	FY 2021	FY 2020
Core original issue discount (Core OID) amortization expense	$42	$38	$36
Other OID	11	11	13
GAAP original issue discount amortization expense	$53	$49	$49

Adjusted Total Net Revenue
($ millions)	FY 2022	FY 2021	FY 2020
GAAP net income attributable to common shareholders	$6,850	$6,167	$4,703
Core OID	42	38	36
Net financing revenue (ex. Core OID)	$6,892	$6,205	$4,739
GAAP other revenue	$1,578	$2,039	$1,983
Accelerated OID & repositioning items	—	131	—
Change in fair value of equity securities	215	7	(29)
Adjusted other revenue	$1,793	$2,177	$1,954
Adjusted total net revenue	$8,685	$8,381	$6,692

Exhibit 99.1
Forward-Looking Statements and Additional Information
The foregoing remarks and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the foregoing remarks or related communication.
The foregoing remarks and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts—such as statements about the outlook for financial and operating metrics and performance and future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future.
Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2022, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.
The foregoing remarks and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the foregoing statements.
Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts. The term “partnerships” means business arrangements rather than partnerships as defined by law.